EXHIBIT 10.34


                   CHANGE IN CONTROL AND TERMINATION AGREEMENT


                  THIS CHANGE IN CONTROL AND TERMINATION AGREEMENT (the "Agreement"), to be effective as of the 9th day of November, 1998, is made and entered into by and between EQUITY INNS SERVICES, INC. (the "Company"), a corporation organized and existing under the laws of the State of Tennessee, EQUITY INNS, INC. (the "Parent"), a corporation organized and existing under the laws of the State of Tennessee, and Howard A. Silver (the "Executive").

                                R E C I T A L S:

                  The  Company  provides   management  services  to  the  Parent
pursuant to a management services agreement dated as of December 30, 1994.

                  The Company and the Parent acknowledge that Executive's contributions to the past and future growth and success of the Company and the Parent have been and will continue to be substantial. As a wholly-owned subsidiary of a publicly held corporation, the Company recognizes that there exists a possibility of a Change in Control (as defined herein) of the Company or its Parent. The Company and the Parent also recognize that the possibility of such a Change in Control may contribute to uncertainty on the part of senior management and may result in the departure or distraction of senior management from their operating responsibilities.

                  Outstanding management of the Company is always essential to advancing the best interests of the Company's and the Parent's shareholders. In the event of a threat or occurrence of a bid to acquire or change control of the Parent or to effect a business combination, it is particularly important that the Company's and the Parent's businesses be continued with a minimum of disruption. The Company and the Parent believe that the objective of securing and retaining outstanding management will be achieved if the Company's key management employees are given assurances of employment security so they will not be distracted by personal uncertainties and risks created by such circumstances.

                  NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Parent and the Company, jointly and severally, agree herein to pay to the Executive, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent, the Company and the Executive agree as follows:

                  ARTICLE 1.          TERM; CERTAIN DEFINITIONS.

                  1.1 Term. This Agreement is effective from the date of its execution by the Company ("Effective Date") for a term of three years (the "Initial Term"). This Agreement automatically continues in effect from year to year after expiration of the Initial Term unless the Company notifies the Executive in writing ninety (90) days before any anniversary of the Effective Date following the Initial Term that the Agreement will terminate as of that anniversary date. Notwithstanding the foregoing, no notice of termination of this Agreement under the preceding sentence shall be effective during an Employment Period as defined in section 2.1 below.

                  1.2      Certain Definitions.  As used in this Agreement:

                           (a) Acquiring Person means that a Person,  considered
                  alone or together with all Control Affiliates and Associates of that Person, is or becomes directly or indirectly the





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                  beneficial  owner (as defined in Rule 13d-3 under the Exchange
                  Act) of securities representing at least twenty percent (20%) of (i) the Parent's then outstanding securities entitled to vote generally in the election of the Parent's Board; or (ii) the Company's then outstanding securities entitled to vote generally in the election of the Company's Board.

                           (b) Annual Base Salary  means the  Executive's  gross
                  annual salary before any taxes, deductions, exclusions or any deferrals or contributions under any plan or program of the Company or the Parent, but excluding bonuses, incentive compensation, employee benefits or any non-salary form of compensation (determined without regard to any reduction in Annual Base Salary that results in Executive's voluntary termination with Good Reason, under sections 1.2(n) and 2.3).

                           (c) Associate, with respect to any Person, is defined
                  in Rule 12b-2 under the Exchange Act; provided, however, that an Associate shall not include the Parent or a majority-owned subsidiary of the Parent.

                           (d) Bonus means the Executive's bonus or other similar payment from the Company or the Parent, whether paid in cash or shares of the Parent's common stock or otherwise, that is based on the performance of the Company, the Parent, or the Executive during a fiscal year or years, even if paid after the close of the fiscal year. The term "Bonus" shall include, without limitation, for 1996, restricted stock awards granted in 1996 in lieu of amounts paid under the bonus pool (which awards shall be deemed to have a value, solely for this purpose, equal to the Fair Market Value on the date of grant of all shares subject to the award, whether or not such shares were vested on the date of grant); and for 1997, amounts paid under the Company's annual bonus pool. Notwithstanding the foregoing, for purposes of calculating Base Period Income under section 2.5, the figure used as a Bonus (or projected Bonus, for purposes of section 2.5(b)(ii)) for any fiscal year shall be the greater of (i) the actual Bonus paid (or projected, for purposes of section 2.5(b)(ii)) for that year, or (ii) the Bonus that would have been paid if (A) reductions that would permit a termination with Good Reason had not occurred, and (B) the discretionary portion of the Bonus was paid at the higher of "target" or actual levels.

                           (e) "Cause," means (i) willful, deliberate and continued failure by the Executive (other than for reason of mental or physical illness or Disability) to perform his duties as established by the Company's Board, or fraud or dishonesty in connection with such duties, in either case, if such conduct has a materially detrimental effect on the business operations of the Company; (ii) a material breach by the Executive of his fiduciary duties of loyalty or care to the Company or the Parent; (iii) conviction of any crime (or upon entering a plea of guilty or nolo contendere to a charge of any crime) constituting a felony; (iv) misappropriation of funds or property; or (v) willful, flagrant, deliberate and repeated infractions of material published policies and regulations of the Company of which the Executive has actual knowledge.

                           (f) Change in Control means (i) a Person is or becomes an Acquiring Person; (ii) holders of the securities of the Parent entitled to vote thereon approve any agreement with a Person (or, if such approval is not required by applicable law and is not solicited by the Parent, the closing of such an agreement) that involves the transfer of at least fifty percent (50%) of the Parent's and its subsidiaries' total assets on a consolidated basis, as reported in the Parent's





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                  consolidated  financial  statements  filed with the Securities and Exchange Commission; (iii) holders of the securities of the Parent entitled to vote thereon approve a transaction (or, if such approval is not required by applicable law and is not solicited by the Parent, the closing of such a transaction)
                  pursuant   to  which  the  Parent   will   undergo  a  merger,
                  consolidation,  or  statutory  share  exchange  with a Person, regardless of whether the Parent is intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange, other than a transaction that results in the voting securities of the Parent carrying the right to vote in elections of persons to the Parent's Board
                  outstanding   immediately   prior  to  the   closing   of  the
                  transaction  continuing  to  represent  (either  by  remaining outstanding or by being  converted  into voting  securities of
                  the  surviving   entity)  at  least  66  2/3%  (sixty-six  and
                  two-thirds percent) of the Parent's voting securities carrying the right to vote in elections of persons to the Parent's
                  Board,   or  such   securities  of  such   surviving   entity,
                  outstanding immediately after the closing of such transaction;
                  (iv)  the  Continuing   Directors  cease  for  any  reason  to
                  constitute a majority of the Parent's Board; (v) holders of the securities of the Parent entitled to vote thereon approve a plan of complete liquidation of the Parent or an agreement for the sale or liquidation by the Parent or its subsidiaries of substantially all of the assets of the Parent and its
                  subsidiaries   (or,  if  such  approval  is  not  required  by
                  applicable  law  and  is not  solicited  by  the  Parent,  the commencement of actions constituting such a plan or the closing of such an agreement); or (vi) the Parent's Board adopts a resolution to the effect that, in its judgment, as a consequence of any one or more transactions or events or series of transactions or events, a Change in Control of the Company or the Parent has effectively occurred. The Parent's Board shall be entitled to exercise its sole and absolute
                  discretion  in  adopting  any  such  resolution   pursuant  to
                  subparagraph (vi) above and in determining whether or not any such transaction(s) or event(s) might be deemed, individually or collectively, to constitute a Change in Control of the Company or the Parent.

                           (g) Company's Board means the Board of Directors of the Company.

                           (h) Continuing Director means any member of the Parent's Board, while a member of the Parent's Board and (i) who was a member of the Parent's Board on the date hereof or
                  (ii) whose nomination for or election to the Parent's Board was recommended or approved by a majority of the Continuing Directors.

                           (i) Control  Affiliate,  with  respect to any Person,
                  means an affiliate as defined in Rule 12b-2 under the Exchange Act.

                           (j) Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the "Control Change Date" is the date of the last of such transactions.

                           (k)  Disability  means a complete  physical or mental
                  inability, confirmed by an independent licensed physician, to perform substantially all of the services required of an employee in Executive's position with the Company immediately before Executive first became unable to perform those services,  that  continues  for a period of two hundred  forty
                  (240) consecutive days, provided that the Company has given advance written notice to Executive of





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                  its  determination of such  Disability,  and Executive has not resumed performance of such services within thirty (30) days of such notice.

                           (l) Exchange Act means the Securities Exchange Act of 1934, as amended.

                           (m) Fair Market Value has the same meaning given that
                  term in the Parent's 1994 Stock Incentive Plan, as amended and in effect from time to time.

                           (n) Good  Reason  means the  Executive's  resignation
                  from the Company's employment on account of one or more of the following events:

                                    (i) the failure by the Parent's Board or the
                  Company's Board (as applicable) to reelect the Executive to Executive's current position with the Company and the Parent (as of the Control Change Date), provided the Executive elects to leave the Company's or Parent's employment within six (6) months of such failure to so reelect or reappoint the Executive;

                                    (ii) a material  diminution  by the Parent's
                  Board or the Company's Board (as applicable) of the duties, functions and responsibilities of the Executive as the President and Chief Operating Officer of the Company/President and Chief Operating Officer of the Parent without his consent within six (6) months of such diminution of duties, responsibilities or functions; or

                                    (iii)  the  failure  of the  Company  or the
                  Parent to permit the Executive to exercise such responsibilities as are consistent with the Executive's position and are of such a nature as are usually associated with such offices of a corporation engaged in substantially the same business as the Company or the Parent;

                                    (iv) the  Company's or the Parent's  causing
                  the Executive to relocate his employment more than fifty (50) miles from Memphis, Tennessee, without the consent of the Executive;

                                    (v)    the Parent's or the Company's failure
                  to make (or the Parent's failure to cause the Company to make) a payment when due to the Executive;

                                    (vi) the  Company's  reduction,  during  the
                  Employment Period, of the Executive's (A) Annual Base Salary, as such may be increased from time to time after the date of this Agreement; (B) Bonus, such that the aggregate threshold, target, or maximum Bonus projected for Executive for a fiscal year are lower than the greater of (1) the aggregate threshold, target, or maximum Bonus, respectively, projected for the Executive for the immediately preceding fiscal year or
                  (2) the aggregate threshold, target, or maximum Bonus, respectively, projected most recently prior to the Employment Period for the Executive; or (C) employee welfare, fringe or pension benefits, other than reductions determined to be necessary to comply with the Employee Retirement Income Security Act of 1974, as amended, or to retain the tax-qualified or tax-favored status of the benefit under the Code, which determination shall be made





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                  by the Parent's  Board in good faith.  For purposes of section
                  1.2(vi)(C), awards under the 1994 Plan, and other compensatory awards granted with respect to the Parent's capital stock under any other plan or outside of a plan, shall not be
                  considered   "employee  benefits"  and  shall  be  subject  to
                  reduction except to the extent those awards are otherwise subject to restrictions on reductions in Bonus levels under section 1.2(vi)(B); or

                                    (vii) the Company,  the Company's Board, the
                  Parent or the Parent's Board directs Executive to engage in unlawful or unethical conduct or conduct contrary to the Company's or the Parent's good business practices.

                           (o) Parent's Board means the Board of Directors of the Parent.

                           (p) Person means any human being, firm,  corporation,
                  partnership, or other entity. "Person" also includes any human being, firm, corporation, partnership, or other entity as defined in sections 13(d)(3) and 14(d)(2) of the Exchange Act. The term "Person" does not include the Company, the Parent or any Related Entity, and the term Person does not include any employee-benefit plan maintained by the Parent, the Company or any Related Entity, and any person or entity organized, appointed, or established by the Parent, the Company or any Related Entity for or pursuant to the terms of any such employee-benefit plan, unless the Parent's Board or the Company's Board determines that such an employee-benefit plan or such person or entity is a "Person".

                           (q) Potential Change in Control means that (i) the Parent's Board approves a transaction or series of transactions that, if consummated, would result in a Change in Control; (ii) any Person, the Company, or the Parent makes a public announcement of its intention to take or consider taking actions that would result in a Change in Control; (iii) any Person initiates a tender offer which, if consummated, would result in a Change in Control; or (iv) the Parent's Board adopts a resolution to the effect that, in its judgment, as a consequence of any one or more transactions or events or series of transactions or events, a Potential Change in Control of the Company or the Parent has effectively occurred. The Parent's Board shall be entitled to exercise its sole and absolute discretion in adopting any such resolution pursuant to subparagraph (iv) above and in determining whether or not any such transaction(s) or event(s) might be deemed, individually or collectively, to constitute a Potential Change in Control of the Company or the Parent.

                           (r) Related Entity means any entity that is part of a
                  controlled group of corporations or is under common control with the Parent within the meaning of section 1563(a), 414(b) or 414(c) of the Internal Revenue Code of 1986, as amended (the "Code").

                  ARTICLE 2.  TERMINATION OF EMPLOYMENT.

                  2.1 General. Executive is entitled to receive a Termination Payment according to the remaining provisions of this Article 2 if Executive's employment with the Company terminates during the term of this Agreement and during an Employment Period (as defined below) because of an event described in either section 2.2 or 2.3. An Employment Period begins on the occurrence of any Potential Change in Control. An





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Employment  Period also begins on the  occurrence  of a Control  Change Date if, with respect to the Change in Control to which such Control Change Date relates, no Potential Change in Control occurred (or a Potential Change in Control did occur, but it was determined by the Parent's Board to have been unwound, reversed or concluded (as provided in the following sentence)). If an Employment Period begins on the occurrence of a Potential Change in Control, it will end on the earlier of (i) the date (if any) that the events constituting the Potential Change in Control have been unwound, reversed or concluded such that the events are no longer expected to result in a Change in Control, as determined by the Parent's Board in good faith, or (ii) eighteen (18) months following the Control Change Date to which the Potential Change of Control relates. If an Employment Period begins on a Control Change Date, it will end eighteen (18) months following the Control Change Date. If Executive's employment terminates during an Employment Period and an event described in section 2.2 or 2.3 has not occurred, or Executive's employment terminates as a result of his death or Disability, this Agreement terminates.

                  2.2 Termination by the Company. Executive is entitled to receive a Termination Payment if Executive's employment is terminated by the Company during an Employment Period without Cause. If the Company desires to discharge the Executive for Cause (the "Cause Exception"), it shall give notice to the Executive as provided in section 2.7 and the Executive shall have thirty
(30) days after notice has been given to him in which to cure the reason for the Company's exercise of the Cause Exception. If the reason for the Company's exercise of the Cause Exception is timely cured by the Executive (as determined by a majority of the members of the Company's Board following a hearing), the Company's notice of discharge shall become null and void.

                  2.3 Voluntary Termination. Executive is entitled to receive a Termination Payment if Executive voluntarily terminates employment during an Employment Period with Good Reason.

                  2.4 Termination Payment. The Parent shall pay or shall cause the Company to pay a Termination Payment equal to three (3) times Executive's Base Period Income (as determined under section 2.5) in a single sum payment, net of any required tax withholding, in cash. The Termination Payment to Executive shall be made not later than the thirtieth (30th) business day after Executive's employment termination in accordance with section 2.2 or 2.3 (the "Payment Date"). Notwithstanding the foregoing, if the amount of the Termination Payment cannot be finally determined on or before the Payment Date, the Parent shall pay or shall cause the Company to pay on the Payment Date an estimate, as determined in good faith by the Company, of the minimum amount of the Termination Payment. Any portion of the Termination Payment that is not made on the Payment Date shall bear interest at a rate equal to one-hundred twenty (120) percent of the monthly compounded applicable federal rate, as in effect under section 1274(d) of the Code for the month in which the Payment Date occurs. In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the payor, payable on the fifth day after demand by the Parent or the Company, as applicable, with interest at the rate provided under section 1274(d) of the Code until paid.

                  2.5 Base Period Income. Base Period Income for the Executive equals the sum of (a) and (b), as determined below:

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                  (a)      Average Annual Base Salary, determined as followsw:


                           (i) twelve times: (A) the monthly rate of Annual Base Salary to which the Executive is entitled on the day prior to his termination (the "Salary Measurement Date"); plus (B) the monthly rate of Annual Base Salary to which the Executive was entitled twelve months prior to the Salary Measurement Date, if Executive was employed by the Company or the Parent on that date; plus (C) the monthly rate of Annual Base Salary to which the Executive was entitled twenty-four months prior to the Salary Measurement Date, if Executive was employed by the Company or the Parent on that date (with Annual Base Salary determined in each case in accordance with section 1.2(b));

                           (ii) divided by: (A) one, if Executive was not employed by the Company or the Parent twelve months prior to the Salary Measurement Date; (B) two, if Executive was employed by the Company or the Parent twelve months (but not twenty-four months) prior to the Salary Measurement Date; or (C) three, if Executive was employed by the Company twenty-four months prior to the Salary Measurement Date;

                  plus

                  (b)      Average Bonus, determined as either:

                           (i) the sum of the Bonuses paid to or earned by the Executive for the three fiscal years immediately preceding the year in which the Executive's employment with the Company terminates, divided by the number of such fiscal years for which a Bonus was paid to or earned by the Executive; provided that if the Executive was paid or earned a Bonus for any fiscal year that was pro rated based on partial year's employment, such Bonus shall be annualized for purposes of calculating Base Period Income; or

                           (ii) if Executive earned no Bonus for any fiscal year prior to the year in which his employment with the Company terminates, his "target" Bonus for the fiscal year in which his employment with the Company terminates shall be his Average Bonus for purposes of calculating Base Period Income.

                           All Bonuses shall be  determined  in accordance  with
                           section 1.2(d), including provisions that specify an amount to be used in lieu of the Bonus actually paid or projected for a fiscal year. The provisions of this section 2.5(b) and section 1.2(d) are illustrated by the following examples:

                           Example. Assume a Potential Change in Control occurs (and thus an Employment Period begins) in December, 1998, and Executive's employment is terminated without Cause in January, 1999. For purposes of calculating Executive's Base Period Income, Executive's Bonuses for the years 1996, 1997 and 1998 would be averaged. Assume that Executive received 7,500 shares of restricted stock in December, 1996 in lieu of a payment under the bonus pool, and that the Fair Market Value of the shares on date the shares were issued was $13.50. Further assume that Executive received a payment under the bonus pool for 1997, taken part in cash ($150,000) and part in shares of





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                           Common Stock (7,500 shares,  with a Fair Market Value
                           on the date the shares were issued of $14.00 per share). Finally, assume that (i) Executive's 1998 Bonus performance measures, as established by the Compensation Committee of the Parent's Board, had a
                           "corporate"  and  an  "individual"  component,   (ii)
                           Executive's Bonus would be $275,000, if the "target" Bonus was paid for both the corporate and individual components of the award, and (iii) the target Bonus was earned for both components of the award.

                                    Executive's average Bonus, for purposes of
                           calculating his Base Period Income would be $210,416.67 ([$101,250 for 1996 + $255,000 ($150,000
                           + $105,000) for 1997 + $275,000 for 1998] / 3).

                           Example. Assume the same "target" Bonus levels for 1998 as set forth above. Further assume that (i) a Potential Change in Control occurs (and, thus, the Employment Period begins) in January, 1999; (ii) each of the Bonus projections subsequently established by the Compensation Committee for the 1999 fiscal year are set at a level lower than the corresponding Bonus level projections for 1998; and (iii) Executive's employment is terminated without Cause in January, 1999. Finally, assume that (i) corporate performance for fiscal 1999 met "target" levels of achievement; and (ii) the Compensation Committee determined that the individual component of the Bonus for 1999 would be paid at "target" levels. Executive's average Bonus, for purposes of calculating his Base Period Income would be $268,333.34 ([$255,000 for 1997 +
                           $275,000  for 1998 + $275,000  for 1999]).  Note that
                           "target" levels for both the corporate and individual component as established for 1998 are used to calculate the average Bonus, because the "target" levels established for 1999 were lower than "target" levels established for 1998 - and would have permitted a termination for Good Reason.

                  2.6 Other Severance Benefits. In the event Executive is entitled to a Termination Payment under section 2.4, he shall also be entitled to the following benefits and other rights:

                           (a) Accrued but unpaid Annual Base Salary through the
                  date that Executive's employment terminates, which the Parent shall pay or cause the Company to pay no later than the Payment Date (as defined in section 2.4);

                           (b) Payment of a Bonus for the fiscal year in which Executive's employment terminates, pro rated based on the number of days of such year prior to the date of Executive's termination, with such Bonus being calculated as a pro rated portion of the "target" Bonus projected for Executive for that year (determined without regard to any reduction that results in Executive's termination with Good Reason), which the Parent shall pay or cause the Company to pay no later than the Payment Date;

                           (c) Payment of any unpaid Bonus for any fiscal year prior to the year in which Executive's employment terminates with any discretionary portion of the Bonus being paid at
                  "target" levels or higher for such year and any non-discretionary portion of the Bonus being paid based on actual levels of corporate achievement (each determined without regard to any reduction that results in Executive's termination with Good Reason), which the Parent shall pay or cause the Company to pay no later than the Payment Date;

                           (d) Forgiveness of all loans made to Executive by the
                  Company or the Parent and outstanding as of the date of Executive's termination of employment with the Company (other than the loan deemed made by the Company to Executive in accordance with the last sentence of section 2.4 or section 3.3);

                           (e)    Accelerated    vesting,     settlement,     or
                  exercisability of (i) awards outstanding under the Parent's 1994 Stock Incentive Plan; (ii) compensatory awards granted with respect to the Parent's capital stock under any other plan or outside of a plan (in each case, including without limitation restricted stock awards, performance shares and stock options); (iii) Executive's balance under the Parent's Deferred Compensation Plan; and (iv) benefits under any other non-tax-qualified plan of the Company or the Parent in which a portion of an award or benefit would be lost through termination of employment; provided that, in each case, such acceleration shall occur as of the date of Executive's termination of employment (if such acceleration has not previously occurred);

                           (f) A payment  equal to the  portion  of  Executive's
                  account balance under any defined contribution tax-qualified pension plan of the Company or the Parent forfeited as a result of failure to satisfy vesting requirements due to Executive's termination of employment, which the Parent shall pay or cause the Company to pay no later than the Payment Date;

                           (g) Continuation, for the longer of eighteen (18) months following the date of termination of employment, or the period mandated, in the case of group health plan coverage, by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, of all of Executive's insurance benefits (including without limitation medical, dental, and vision insurance benefits) and any other medical, dental or vision benefits (if not insured) on the same terms as in effect immediately prior to Executive's termination (determined without regard to any reduction that results in Executive's termination with Good Reason); provided that any such benefits in effect immediately prior to Executive's termination shall be made available to the Executive for the period stated above even if they must be secured by the Company or the Parent outside of any plan or group insurance policy; and

                           (h) Any other benefits accrued by the Executive as of
                  the date of his termination of employment, including without limitation accrued vacation, in accordance with the terms of the plan, agreement or other arrangement under which the benefit was established, which the Parent shall pay or cause the Company to pay no later than the Payment Date.

                  2.7 Notice of Termination. Any termination by the Company under the Cause Exception or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of sections 2.2, 2.3 and 2.4, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the effective date of termination.

                  ARTICLE 3.  TAX MATTERS.

                  3.1 Indemnification. If the excise tax on "excess parachute payments," as defined in section 280G of the Code, will be imposed on the Executive under Code section 4999 as a result of the Executive's receipt of the Termination Payment or any other payment, benefit or compensation (without regard to the "Additional Amount" described below) which the Executive receives or has the right to receive from the Company or the Parent or any of their affiliates (the "Change in Control Benefits"), the Company and the Parent shall indemnify the Executive and hold him harmless against all claims, losses, damages, penalties, expenses, and excise taxes. To effect this indemnification, the Parent shall pay or cause the Company to pay to the Executive the "Additional Amount" described in this section 3.1. The Additional Amount shall be the amount that is sufficient to indemnify and hold the Executive harmless from the application of Code sections 280G and 4999, including the amount of (i) the excise tax that will be imposed on the Executive under section 4999 of the Code with respect to the Change in Control Benefits; (ii) the additional (A) excise tax under section 4999 of the Code, (B) hospital insurance tax under section 3111(b) of the Code and (C) federal, state and local income taxes for which the Executive is or will be liable on account of the payment of the amount described in item (i); and (iii) the further excise, hospital insurance and income taxes for which the Executive is or will be liable on account of the payment of the amount described in item (ii) and this item (iii) and any other indemnification payment under this section 3.1. The Additional Amount shall be calculated and paid to the Executive at the time that the Termination Payment is paid to the Executive. In calculating the Additional Amount, the highest marginal rates of federal and applicable state and local income taxes applicable to individuals and in effect for the year in which the Change in Control occurs shall be used. Nothing in this paragraph shall give the Executive the right to receive indemnification from the Company or the Parent for federal, state or local income taxes or hospital insurance taxes payable solely as a result of the Executive's receipt of (a) the Termination Payment, or (b) any additional payment, benefit or compensation other than additional compensation in the form of the excise tax payment specified in item (i), above. As specified in items
(ii) and (iii), above, all income, hospital insurance and additional excise taxes resulting from additional compensation in the form of the excise tax payment specified in item (i), above, shall be paid to the Executive.

                  3.2 Example. The provisions of section 3.1 are illustrated by the following example:

                  Assume that the Termination Payment and all other Change in Control Benefits result in a total federal, state and local income tax and hospital insurance tax liability of $180,000; and an excise tax liability under Code section 4999 of $70,000. Under such circumstances, the Executive is solely responsible for the $180,000 income and hospital insurance tax liability; and the Parent must pay or cause the Company to pay to the Executive $70,000, plus an amount necessary to indemnify the Executive for all federal, state and local income taxes, hospital insurance taxes, and excise taxes that will result from the $70,000 payment to the Executive and from all further indemnification to the Executive of taxes attributable to the initial $70,000 payment.

                  3.3 Estimated Payment. Notwithstanding the foregoing, if the Additional Amount cannot be finally determined on or before the Payment Date (as defined in section 2.4), the Parent shall pay or cause the Company to pay on the Payment Date an estimate, as determined in good faith by the Company, of the minimum amount of the Additional Amount. Any portion of the Additional Amount that is not made on the Payment Date shall bear interest at a rate equal to one-hundred twenty (120) percent of the monthly compounded applicable federal rate, as in effect under section 1274(d) of the Code for the month in which the Payment Date occurs. In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the payor, payable on the fifth day after demand by the Parent or the Company, as applicable, with interest at the rate provided under section 1274(d) of the Code until paid.

                  ARTICLE 4. MITIGATION. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking or accepting other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement.

                  ARTICLE 5.          RESTRICTION ON CONDUCT OF EXECUTIVE.

                  5.1 General.  The  Executive  and the Company  understand  and agree that the purpose of the provisions of this Article 5 is to protect legitimate business interests of the Company and Parent, as more fully described below, and is not intended to impair or infringe upon the Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. The Executive hereby acknowledges that the post- employment restrictions set forth in this Article 5 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of his employment with the Company. Therefore, subject to the limitations of reasonableness imposed by law upon restrictions set forth herein, Executive shall be subject to the restrictions set forth in this Article 5.

                  5.2 Definitions.  The following capitalized terms used in this
Article 5 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

                           (a) Confidential  Information  means any confidential
                  or proprietary information possessed by the Company, the Parent or a Related Entity, including without limitation, any confidential "know-how", customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, acquisition plans, new personnel acquisition plans and any other information that would constitute a trade secret under common law or the laws of the State of Tennessee.

                           (b) Determination  Date means the date of termination
                  of Executive's employment with the Company for any reason whatsoever or any earlier date (during the Restricted Period) of an alleged breach of the Restrictive Covenants by the Executive.

                           (c) Principal or Representative means a principal, owner, partner, shareholder, joint venturer, member, trustee, director, officer, manager, employee, agent, representative or consultant.

                           (d) Protected Employees means employees of the Company, the Parent, or a Related Entity who were employed by the Company, the Parent or a Related Entity at any time within six (6) months prior to the Determination Date.

                           (e) Restricted Period means the period of Executive's
                  employment with the Company plus a period extending two (2) years from the date of termination of employment.

                           (f)  Restrictive   Covenants  means  the  restrictive
                  covenants contained in sections 5.3, 5.4, and 5.5 hereof.

                  5.3 Restriction on Disclosure and Use of Confidential Information. Executive understands and agrees that the Confidential Information constitutes a valuable asset of the Company and the Parent, and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge or disclose to any Person not expressly authorized by the Company or the Parent any Confidential Information, and Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company, the Parent or a Related Entity and, upon request by the Company or the Parent, shall return all copies of any Confidential Information then in the Executive's possession as of the date of termination of his employment. The parties acknowledge and agree that this Agreement is not intended to be, and does not, alter either the Company's rights or the Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

                  5.4 Nonsolicitation of Protected Employees. Executive understands and agrees that the relationship between the Company, the Parent, or a Related Entity and each of the Protected Employees constitutes a valuable asset of the Company or the Parent and may not be converted for Executive's own use. Accordingly, Executive hereby agrees that during the Restricted Period, Executive shall not directly or indirectly on Executive's own behalf or as a Principal or Representative of any Person solicit any Protected Employee to terminate his or her employment with the Company, the Parent, or a Related Entity.

                  5.5 Noninterference with Company and Parent Opportunities. Executive understands and agrees that all hotel development opportunities with which he is involved during his employment with the Company constitute valuable assets of the Company and the Parent and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that during the Restricted Period, Executive shall not directly or indirectly on Executive's own behalf or as a Principal or Representative of any Person, interfere with, solicit, pursue, or in any way make use of the Company's or the Parent's hotel development opportunities.

                  5.6 Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Executive or his agent; (ii) becomes available to Executive other than through his employment by the Company and the Parent and in a manner that is not in contravention of applicable law from a source (other than the Company, the Parent, or a Related Entity or one of their officers, employees, agents or representatives) that is not bound by a confidential relationship with the Company, the Parent or a Related Entity or by a confidentiality or similar agreement; (iii) was known to the Executive on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to Executive by the Company, the Parent, or a Related Entity or one of their officers, employees, agents or representatives; or (iv) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company or the Parent may seek an appropriate protective order prior to such required disclosure by Executive.

                  5.7      Enforcement of Covenants.

                           (a) Rights and  Remedies  upon  Breach.  In the event
                  Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company and the Parent shall each have the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and the Parent and that money damages would not provide an adequate remedy to the Company or the Parent. The rights referred to in the preceding sentence shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company or the Parent at law or in equity.

                           (b) Acknowledgment. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and space and in all other respects, and that they will be interpreted in accordance with Article 10.

                  ARTICLE 6. ATTORNEYS' FEES. In the event that the Executive incurs any attorneys' fees in protecting or enforcing his rights under this Agreement, the Parent shall reimburse or cause the Company to reimburse the Executive for such reasonable attorneys' fees and for any other reasonable expenses related thereto. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses.

                  ARTICLE 7. DECISIONS BY COMPANY OR PARENT; FACILITY OF PAYMENT. Any powers granted to the Company's Board or the Parent's Board (as applicable) hereunder may be exercised by a committee, appointed by either such Board, and such committee, if appointed, shall have general responsibility for the administration and interpretation of this Agreement. If such Board or committee shall find that any person to whom any amount is or was payable hereunder is unable to care for his affairs because of illness or accident, or has died, then such Board or committee, if it so elects, may direct that any payment due him or his estate (unless a prior claim therefore has been made by a duly appointed legal representative) or any part thereof be paid or applied for the benefit of such person or to or for the benefit of his spouse, children or other dependents, an institution maintaining or having custody of such person, any other person deemed by such Board or committee to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as such Board or committee may deem proper. Any such payment shall be in complete discharge of the liability of the Company and the Parent therefor.

                  ARTICLE 8. INDEMNIFICATION. The Company shall indemnify the Executive during his employment and thereafter to the maximum extent permitted by applicable law for any and all liability of the Executive arising out of, or in connection with, his employment by the Company or the Parent or membership on the Company's Board or the Parent's Board (as applicable); provided, that in no event shall such indemnity of the Executive at any time during the period of his employment by the Company be less than the maximum indemnity provided by the Company or the Parent at any time during such period to any other officer or director under an indemnification insurance policy or the bylaws or charter of the Company or the Parent or by agreement.

                  ARTICLE 9. SOURCE OF PAYMENTS; NO TRUST. The obligations of the Parent and the Company to make payments hereunder shall constitute a joint and several liability of the Parent and the Company to the Executive. Such payments shall be made from the general funds of the Parent or the Company or both, and neither the Parent nor the Company shall be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Executive nor his designated beneficiary shall have any interest in any particular asset of the Parent or the Company by reason of either entity's obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Parent or the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Parent and the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Parent and the Company.

                  ARTICLE 10. SEVERABILITY. All agreements and covenants contained herein, including the Restrictive Covenants, as defined in Article V, are severable, and in the event any of them (or any portion thereof) shall be held to be invalid or unenforceable by any competent court, the remainder of this Agreement (including the remainder of the Restrictive Covenants if only a portion thereof is held invalid or unenforceable) shall not thereby be affected, shall be given full effect, and shall be interpreted as if such invalid agreements, Restrictive Covenants or other covenants (or portion or portions thereof) were not contained herein.


                  ARTICLE 11. ASSIGNMENT PROHIBITED. This Agreement is personal to each of the parties hereto, and none of the parties may assign nor delegate any of his or its rights or obligations hereunder.

                  ARTICLE 12. NO ATTACHMENT. Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

                  ARTICLE 13. HEADINGS. The headings of articles, paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

                  ARTICLE 14. GOVERNING LAW. The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of Tennessee and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Tennessee shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

                  ARTICLE 15.  SUCCESSORS; BINDING AGREEMENT.

                  15.1 Successors. The Company and the Parent will require any successor of all or substantially all of the business and/or assets of either of them (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company or Parent would be required to perform it if no such succession had taken place. Failure of the Company or Parent to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company or the Parent in the same amount and on the same terms as the Executive would be entitled to hereunder if he terminated his employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of Executive's termination. As used in this Agreement, "Company" and "Parent" shall mean the Company and the Parent as herein before defined and any successor to the respective entity's business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  15.2  Binding  Agreement.  This  agreement  shall inure to the benefit of and be enforceable by the Executive's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount remains payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is none, to the Executive's estate.

                  ARTICLE 16. NO RESTRICTION ON EMPLOYMENT RIGHTS. Nothing in this Agreement shall confer on the Executive any right to continue in the employ of the Company or the Parent or shall interfere with or restrict in any way the rights of the Company or the Parent, which are hereby expressly reserved, to discharge the Executive at any time for any reason whatsoever, with or without Cause, subject to the requirements of this Agreement. Nothing in this Agreement shall restrict the right of the Executive to terminate his employment with the Company or the Parent at any time for any reason whatsoever, with or without Good Reason.

                  ARTICLE 17. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  ARTICLE 18. ENTIRE AGREEMENT. This Agreement expresses the whole and entire agreement between the parties with reference to the employment of the Executive and, as of the effective date hereof, supersedes and replaces any prior employment agreement, understanding or arrangement (whether written or oral) between the Company or the Parent and the Executive. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.

                  ARTICLE 19. NOTICES. All notices, requests and other communications to any party under this Agreement shall be in writing and shall be given to such party at its address set forth below or such other address as such party may hereafter specify for the purpose by notice to the other party:

                           (a)      If to the Executive:

                                    Howard A. Silver
                                    4735 Spottswood
                                    Suite 102
                                    Memphis, TN  38117


                           (b)      If to the Company

                                    Equity Inns Services, Inc.
                                    4735 Spottswood
                                    Suite 102
                                    Memphis, TN  38117

                           (c)      If to the Parent:

                                    Equity Inns, Inc.
                                    4735 Spottswood
                                    Suite 102
                                    Memphis, TN  38117


Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Article 19.

                  ARTICLE 20. MODIFICATION OF AGREEMENT. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this Article 20 may not be waived except as herein set forth.

                  ARTICLE 21. TAXES. To the extent required by applicable law, the Company or the Parent shall deduct and withhold all necessary Social Security and Hospital Insurance taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.

                  ARTICLE 22. RECITALS. The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                    EXECUTIVE:


                                    By:     /s/ Howard A. Silver
                                            --------------------
                                            [Name of Executive]



                                    EQUITY INNS SERVICES, INC.:


                                    By:     /s/ Phillip H. McNeill, Sr.
                                            ---------------------------
                                    Title:  CEO
                                            ---------------------------



                                    EQUITY INNS, INC.:


                                    By:     /s/ Phillip H. McNeill, Sr.
                                            ---------------------------
                                    Title:  CEO
                                            ---------------------------